EXHIBIT 5.1

Morris, Manning & Martin, LLP
3343 Peachtree Road
Suite 1600
Atlanta, GA 30326
Phone: (404) 233-7000

June 6, 2003

Manhattan Associates, Inc.
2300 Windy Ridge Parkway
Suite 700
Atlanta, Georgia 30339

     Re: Registration Statement on Form S-8

Ladies and Gentlemen:

     We have acted as counsel for Manhattan Associates, Inc., a Georgia corporation (the “Registrant”), in connection with the registration under the Securities Act of 1933, as amended, pursuant to a Registration Statement on Form S-8, of a proposed offering of 1,786,067 shares of the Registrant’s common stock, par value $.01 per share (the “Shares”), issuable pursuant to the Manhattan Associates, Inc. Stock Incentive Plan (the “Plan”).

     We have examined and are familiar with the originals or copies, certified or otherwise, identified to our satisfaction of such documents, corporate records and other instruments relating to the incorporation of the Registrant and to the authorization and issuance of Shares under the Plan as would be necessary and advisable for purposes of rendering this opinion. Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued as contemplated by the Plan, will be validly issued, fully paid and nonassessable.

     We hereby consent to the filing of this Opinion as Exhibit 5.1 to the Registrant’s registration statement on Form S-8.

Very truly yours,

MORRIS, MANNING & MARTIN, LLP

/s/ Morris, Manning & Martin, LLP